EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

CHEMICAL FINANCIAL CORPORATION

(As Amended Through July 19, 2016)

1.    These Restated Articles of Incorporation are executed pursuant to the provisions of Sections 641-657, Act 284, Public Acts of 1972.

2.    The present name of the Corporation is Chemical Financial Corporation; and the Corporation has had no other former name.

3.    The date of filing the original Articles of Incorporation was August 27, 1973.

4.    The following Restated Articles of Incorporation supersede the original Articles of Incorporation as amended, and shall be the Articles of Incorporation of the Corporation:

Article I

The name of the Corporation is CHEMICAL FINANCIAL CORPORATION

Article II

The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

ARTICLE III

 The total authorized capital stock of the Corporation is 102,000,000 shares of stock divided into two classes, as follows:

A.    100,000,000 shares of common stock, par value $1.00 per share; and

B.    2,000,000 shares of preferred stock, no par value.

The following provisions apply to the authorized capital stock of the corporation:

1.     Provisions Applicable to Common Stock.

a.      No Preference. None of the shares of common stock are entitled to any preferences, and each share of common stock is equal to every other share of common stock in every respect.

b.      Dividends. After payment or declaration of full dividends on all shares having a priority over the common stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred stock and on any other stock of the corporation ranking with priority as to dividends or assets over the common stock, dividends on the shares of common stock may be declared and paid, but only when and as determined by the board of directors.

c.      Rights on Liquidation. On any liquidation, dissolution or winding up of the affairs of the corporation, after payment or setting aside of the full preferential amounts to which holders of all shares having priority over the common stock are entitled, the holders of the common stock will be entitled to receive pro rata all the remaining assets of the corporation available for distribution to shareholders. The board of directors may distribute in kind to the holders of common stock the remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of the remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, will not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

d.      Voting. At all meetings of shareholders of the corporation, the holders of the common stock are entitled to one vote for each share of common stock held by them respectively.

2.     Provisions Applicable To Preferred Stock.

a.      Provisions to be Fixed by the Board of Directors. The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each having the designations and relative voting, distribution, dividend, liquidation, and other rights, preferences, and limitations, consistent with the Michigan Business Corporation Act, as amended, as are stated in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (without limiting the generality of the foregoing) the following:

(1)    The distinctive designation and number of shares comprising the series, which number may (except where otherwise provided by the board of directors in creating the series) be increased or decreased (but not below the number of shares then issued and outstanding) from time to time by action of the board of directors.

(2)    The stated value of the shares of the series.

(3)    The dividend rate or rates on the shares of the series and the relation which dividends will bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends will be payable, whether and upon what conditions dividends

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will be cumulative and, if cumulative, the date or dates from which dividends will accumulate.

(4)    Whether the shares of the series are redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to the redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares are redeemable, including the manner of selecting shares of the series for redemption if less than all shares are to be redeemed.

(5)    The rights to which the holders of shares of the series are entitled, and the preferences, if any, over any other series (or of any other series over the series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether the liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(6)    Whether the shares of the series are subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions the fund will be cumulative or noncumulative, the extent to which and the manner in which the fund will be applied to the purchase or redemption of the shares of the series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

(7)    Whether the shares of the series are convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(8)    The voting powers, if any, of the shares of the series, and whether and under what conditions the shares of the series (alone or together with the shares of one or more of other series having similar provisions) are entitled to vote separately as a single class, for the election of one or more additional directors of the corporation or upon other matters.

(9)    Whether the issuance of any additional shares of the series, or of any shares of any other series, is subject to restrictions as to issuance, or as to the powers, preferences or rights of any other series.

(10)    Any other preferences, privileges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the series, as the board of directors determines and as are not inconsistent with the provisions of these Restated Articles of Incorporation.

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b.    Provisions Applicable to All Preferred Stock.

(1)    Subject to the designations, relative rights, preferences, and limitations applicable to separate series, each share shall be equal to every other share of the same class.

(2)    Shares of preferred stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, as amended, be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

(3)    Any of the voting, distribution, liquidation, or other rights, preferences, or limitations of a series may be made dependent upon facts or circumstances ascertainable outside of the Restated Articles of Incorporation or the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, if the manner in which the facts or events operate on the rights, preferences, or limitations is set forth in the Restated Articles of Incorporation or board resolution or resolutions.

Article IV

[Reserved.]

Article V

All of the powers of this Corporation, insofar as the same may be lawfully vested by these Articles of Incorporation, are hereby vested in and conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation thereof, the Board of Directors is expressly authorized:

(a)	To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(b)	To designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

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Article VI

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VII

Any action required or permitted under the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consent in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

Article VIII

(a)	A director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for a breach of a director's fiduciary duty, except for liability; (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in god faith or that involve intentional misconduct or a knowing violation of law; (iii) a violation of Section 551(1) of the Michigan Business Corporation Act; or (iv) for a transaction from which the director derived an improper personal benefit. No Amendment to or repeal of this Article VIII (a) shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b)	The Corporation shall provide indemnification to persons who serve or have served as directors, officers, employees or agents of the Corporation, and to persons who serve or have served at the request of the Corporation as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, to the fullest extent permitted by the Michigan Business Corporation Act, as the same now exists or may hereafter be amended.

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